                                                                 EXHIBIT 10.1

                                                                 EXECUTION COPY















                           MASTER SEPARATION AGREEMENT

                                   dated as of

                                December 22, 1998

                                      among

                           GENERAL MOTORS CORPORATION,

                     DELPHI AUTOMOTIVE SYSTEMS CORPORATION,

                         DELPHI AUTOMOTIVE SYSTEMS LLC,

                            DELPHI TECHNOLOGIES, INC.

                                       and

                    DELPHI AUTOMOTIVE SYSTEMS (HOLDING), INC.

                                TABLE OF CONTENTS

                          ----------------------------


                                    ARTICLE 1
                                   Definitions

Section 1.01    Defined Terms...............................................2

                                    ARTICLE 2
                           Contribution and Assumption


Section 2.01    Contribution of Assets......................................6
Section 2.02    Assumption of Liabilities...................................7
Section 2.03    Methods of  Transfer and Assumption.........................7
Section 2.04    Nonassignable Contracts.....................................8
Section 2.05    Transition Services.........................................8

                                    ARTICLE 3
                              Ancillary Agreements

Section 3.01    General....................................................10
Section 3.02    Priority...................................................10
Section 3.03    Extensions of Transition Services..........................10

                                    ARTICLE 4
                                    Covenants


Section 4.01    IPO and Distribution Agreement.............................10
Section 4.02    Registration Rights Agreement..............................10
Section 4.03    Delayed Asset Transfers....................................10

                                    ARTICLE 5
                                 Indemnification

Section 5.01    Indemnification by Delphi..................................11
Section 5.02    Indemnification Procedures.................................11
Section 5.03    Certain Limitations........................................12


                                    ARTICLE 6
                              Access to Information


Section 6.01    Restrictions on Disclosure of Information..................13
Section 6.02    Legally Required Disclosure of Confidential Information....13
Section 6.03    Access to Information......................................13
Section 6.04    Record Retention...........................................14
Section 6.05    Production of Witnesses....................................16
Section 6.06    Reimbursement..............................................16


                                    ARTICLE 7
                          Certain Claims and Litigation

Section 7.01    Product Liability Claims...................................16
Section 7.02    General Litigation.........................................17
Section 7.03    Employment Related Claims..................................18
Section 7.04    Cooperation................................................18

                                    ARTICLE 8
                                Insurance Matters

Section 8.01    Delphi Insurance Coverage During the Transition Period.....19
Section 8.02    Delphi Insurance Coverage After the Transition Period......20

                                    ARTICLE 9
                                  Miscellaneous

Section 9.01    Entire Agreement...........................................20
Section 9.02    Governing Law..............................................20
Section 9.03    Descriptive Headings.......................................20
Section 9.04    Notices....................................................20
Section 9.05    Parties In Intersest.......................................21
Section 9.06    Counterparts...............................................21
Section 9.07    Binding Effect; Assignment.................................21
Section 9.08    Dispute Resolution.........................................21
Section 9.09    Severability...............................................22
Section 9.10    Failure or Indulgence Not Waiver; Remedies Cumulative......22
Section 9.11    Amendment..................................................22
Section 9.12    Authority..................................................22
Section 9.13    Interpretation.............................................22



Schedule A      Ancillary Agreements
Schedule B      Delphi Financial Statements
Schedule C      Facilities to be Transferred
Schedule D      Covenants Not to Compete
Schedule E      Domestic Ownership Interest Transfers
Schedule F      International Ownership Interest Transfers
Schedule G      Extension of Eligibility in the GM Vehicle Purchase Program -
                Used Vehicle Program
Schedule H      Extension of Eligibility in the GM New Vehicle Purchase
                Program
Schedule I      Certain Agreements with Respect to Divested Businesses
Schedule J      Entities in Liquidation by 12/31/98 to be Retained by GM
Schedule K      General Litigation Claims to be Transferred to Delphi
Schedule L      General Litigation Claims to be Defended by GM at Delphi's
                Expense
Schedule M      Delphi Related General Litigation Claims for which GM will
                Retain Liability
Schedule N      Employment Related Claims to be Transferred to Delphi
Schedule O      Employment Related Claims to be Jointly Defended by GM and
                Delphi
Schedule P      Entities Included in Delphi Financial Statements which are to be retained by GM after 1/1/99


                                        ii

                           MASTER SEPARATION AGREEMENT

         This Master Separation Agreement ("Agreement") is entered into on December 22, 1998 among General Motors Corporation, a Delaware corporation ("GM"), Delphi Automotive Systems Corporation, a Delaware corporation ("Delphi"), Delphi Automotive Systems LLC, a Delaware limited liability company and, on the date hereof, a wholly owned subsidiary of GM ("DAS LLC"), Delphi Technologies, Inc., a Delaware corporation and, on the date hereof, a wholly owned subsidiary of GM ("DTI", and together with DAS LLC, the "Delphi U.S. Subsidiaries") and Delphi Automotive Systems (Holding), Inc., a Delaware corporation and, on the date hereof, a wholly owned subsidiary of GM ("Delphi International Subsidiary"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.



                                    RECITALS

         WHEREAS, the Board of Directors of GM has determined that it would be appropriate and desirable to completely separate the Delphi Automotive Systems Business from GM;

         WHEREAS, GM has caused Delphi to be incorporated in order to effect such separation, GM currently owns all of the issued and outstanding common stock of Delphi, and Delphi currently conducts no business operations and has no significant assets or liabilities;

         WHEREAS, the Boards of Directors of GM and Delphi have each determined that it would be appropriate and desirable for GM to contribute and transfer to Delphi, and for Delphi to receive and assume, directly or indirectly, substantially all of the assets and liabilities currently associated with the Delphi Automotive Systems Business, including those assets and liabilities currently held directly by GM in divisional form and the stock or similar interests currently held by GM in subsidiaries and other entities that conduct such business;

         WHEREAS, GM and Delphi intend that the contribution and assumption of assets and liabilities will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code;

         WHEREAS, GM and Delphi currently contemplate that, following the contribution and assumption of assets and liabilities, Delphi will make an initial public offering of an amount of its common stock that will reduce GM's ownership of Delphi to not less than 80%;

         WHEREAS, GM currently contemplates that, several months following such initial public offering, GM will distribute to the holders of its common stock, $1-2/3 par value, by means of an exchange offer and/or a pro rata distribution, all of the shares of Delphi common stock owned by GM (the "Distribution");

         WHEREAS, GM and Delphi intend that the Distribution will be tax-free to GM and its stockholders under the Code; and

         WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the separation of the Delphi Automotive Systems Business from GM.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. Defined Terms. The following terms, as used herein, shall have the following meanings:

         "AFFILIATE" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person; provided, however, that for purposes of this Agreement, (i) GM and its subsidiaries (other than Delphi and its subsidiaries) shall not be considered Affiliates of Delphi and (ii) Delphi and its subsidiaries shall not be considered Affiliates of GM.

         "AMENDED AND RESTATED TAX ALLOCATION AGREEMENT" means the Amended and Restated Agreement for the Allocation of Federal, United States, State and Local Income Tax, between GM and Delphi, a copy of which is attached hereto as Exhibit L-3.

         "ANCILLARY AGREEMENTS" means each of the agreements which are listed on Schedule A hereto and which are attached as Exhibits A-1 through M-5 to this Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated therein.

         "ASSETS" means, except for cash and cash equivalents, any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

                      (i) real property interests (including leases), land, plants, buildings and improvements;

                      (ii) machinery, equipment, vehicles (other than GM Product Evaluation Program vehicles), furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, including any and all leases with respect thereto, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                      (iii) inventories, including raw materials, work-in-process, finished goods, parts and accessories;

                      (iv) notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

                      (v) banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

                      (vi) financial, accounting and operating data and records including, without limitation, books, records, electronic data, notes, sales and sales promotional data, purchasing materials and data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, facility blueprints and plant layouts, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

                      (vii)   Intellectual Property;

                      (viii)  Contracts and all rights therein;

                      (ix) prepaid expenses, deposits and retentions held by third parties;

                      (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

                      (xi) licenses, franchises, permits, authorizations and approvals; and

                      (xii)   goodwill and going concern value.

         "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York or Michigan are authorized or obligated by law or executive order to close.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "COMMERCIAL TRAVEL SERVICES SUPPLY AGREEMENT" means the Commercial Travel Services Supply Agreement, effective as of the date Contribution Date, between GM and Delphi (or their respective Affiliates), a copy of which is attached hereto as Exhibit J-2.

         "COMMISSION" means the Securities and Exchange Commission.

         "CONFIDENTIAL INFORMATION" means with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Contribution Date, (ii) any Information concerning such party that is obtained by another party under
Section 6.03, or (iii) any other Information obtained by, or furnished to, another party hereto prior to the Contribution Date, in each case that (a) was marked "Proprietary" or "Company Private" or words of similar import by the party owning such Information, or any Affiliate of such party, or (b) the party owning such Information notified such other party in writing was confidential or secret by the Contribution Date.

         "CONSOLIDATED TAX PERIOD" has the meaning set forth in the Amended and Restated Tax Allocation Agreement.

         "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

         "CONTRIBUTION DATE" means January 1, 1999.

         "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have the corollary meanings ascribed thereto.

         "DELPHI ASSETS" means all of GM's right, title and interest in and to all Assets that (i) (x) are, except as set forth on Schedule P or as otherwise provided herein or in an Ancillary Agreement, reflected in the Delphi Financial Statements and not disposed of by GM after the date thereof and before the Contribution Date (including assets written off or expensed but still used by Delphi which Delphi can demonstrate to GM's reasonable satisfaction were paid for by the Delphi Automotive Systems Sector of GM) or (y) are to be transferred pursuant to Section 2.01(c) of this Agreement (as and when transferred thereunder) or (ii) are acquired by the Delphi Automotive Systems Business after the date of the Delphi Financial Statements and would be reflected in the financial statements of Delphi as of the Contribution Date if such financial statements were prepared using the same accounting principles under which the Delphi Financial Statements were prepared, or (iii) are expressly provided by this Agreement or any Ancillary Agreement to be transferred to Delphi, or (iv) are listed on Schedule C hereto (which sets forth the facilities to be transferred to Delphi) or (v) except as otherwise provided in an Ancillary Agreement or other express agreement of the parties, are used exclusively by the Delphi Automotive Systems Business as of the Contribution

Date; provided, unless the parties otherwise expressly agree, that if the accounting principles under which the Delphi Financial Statements were prepared would have required any Asset described in the preceding clause (v) to be reflected in the Delphi Financial Statements as of the date thereof, then such Asset shall be included in the "Delphi Assets" only if so reflected.

         "DELPHI AUTOMOTIVE SYSTEMS BUSINESS" means the business conducted by the Delphi Automotive Systems Sector of GM at any time on or before the Contribution Date, including (i) all business operations whose financial performance is reflected in the Delphi Financial Statements, (ii) all business operations initiated or acquired by the Delphi Automotive Systems Sector of GM after the date of the Delphi Financial Statements and (iii) all business operations that were conducted at any time in the past by the Delphi Automotive Systems Sector of GM or by any predecessor of such Sector (including, without limitation, the GM Automotive Components Group) but were discontinued or disposed of prior to the date of the Delphi Financial Statements other than by transfer or disposition to any other Sector of GM.

         "DELPHI COMMON STOCK" means the Common Stock, $0.01 par value per share, of Delphi.

         "DELPHI FINANCIAL STATEMENTS" means the financial statements (including the notes thereto) of Delphi for the period ended September 30, 1998 as set forth in the IPO Registration Statement as amended at the date of this Agreement, a copy of which is set forth on Schedule B attached hereto.

         "DELPHI LIABILITIES" means all of the Liabilities of GM that (i) (x) are, except as otherwise set forth on Schedule P or as otherwise provided herein or in an Ancillary Agreement, reflected in the Delphi Financial Statements and remain outstanding at the Contribution Date or (y) are to be transferred pursuant to Section 2.01(c) of this Agreement (as and when transferred thereunder), or (ii) arise in connection with the Delphi Automotive Systems Business after the date of the Delphi Financial Statements and would be reflected in financial statements of Delphi as of the Contribution Date if such financial statements were prepared using the same accounting principles under which the Delphi Financial Statements were prepared, or (iii) are expressly provided by this Agreement or any Ancillary Agreement to be transferred to and assumed by Delphi, or (iv) except as otherwise provided in an Ancillary Agreement or other express agreement of the parties, are related to or arise out of or in connection with the Delphi Assets, or (v) except as otherwise provided in an Ancillary Agreement or other express agreement of the parties, are related to or arise out of or in connection with the Delphi Automotive Systems Business (including but not limited to the covenants not to compete entered into by GM prior to the Contribution Date set forth on Schedule D hereto) whether before or after the date of the Delphi Financial Statements; provided, unless the parties otherwise expressly agree, that if the accounting principles under which the Delphi Financial Statements were prepared would have required any liabilities described in the preceding clause (v) to be reflected in the Delphi Financial Statements as of the date thereof, then such liabilities shall be considered to be "Delphi Liabilities" only if so reflected.

         "DETERMINATION" has the meaning set forth in the NITA.

         "DISTRIBUTION" has the meaning set forth in the preamble to this Agreement.

         "DISTRIBUTION DATE" means the date to be determined by GM in its sole and absolute discretion when the Distribution is completed.

         "EMPLOYEE MATTERS AGREEMENT" means the Employee Matters Agreement, effective as of the Contribution Date, between GM and Delphi (or their respective Affiliates), a copy of which is attached hereto as Exhibit B-1.

         "FINANCIAL SERVICES SUPPLY AGREEMENT" means the Financial Services Supply Agreement, effective as of the Contribution Date, between GM and Delphi (or their respective Affiliates), a copy of which is attached hereto as Exhibit J-4.

         "FINAL DETERMINATION" has the meaning set forth in the Amended and Restated Tax Allocation Agreement.

         "INCOME TAX RETURNS" has the meaning set forth in the Amended and Restated Tax Allocation Agreement.

         "INFORMATION" means all records, books, contracts, instruments, computer data and other data.

         "INTELLECTUAL PROPERTY" means any and all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; copyrights, and copyright applications and registrations; trademarks, servicemarks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); and all other intellectual property under the laws of any country throughout the world.

         "IPO AND DISTRIBUTION AGREEMENT" means the agreement to be entered into between GM and Delphi on or before the IPO Effective Date, the form of which is attached hereto as Exhibit E-1.

         "IPO EFFECTIVE DATE" means the date on which the IPO Registration Statement is declared effective by the Commission.

         "IPO REGISTRATION STATEMENT" means the registration statement on Form S-1, Registration No. 333-67333 filed by Delphi with the Securities and Exchange Commission in connection with the initial public offering of the Delphi Common Stock, together with all amendments and supplements thereto.

         "LIABILITIES" means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

         "NITA" means the Agreement for the Indemnification of United States Federal, State and Local Non-Income Taxes, between GM and Delphi, a copy of which is attached hereto as Exhibit L-2.

         "NON-INCOME TAXES" has the meaning set forth in the NITA.

         "PERSON" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

         "PRIOR RELATIONSHIP" means the ownership relationship between GM and Delphi at any time prior to the Contribution Date.

         "REGISTRATION RIGHTS AGREEMENT" means the agreement to be entered into between GM and Delphi on or before the IPO Effective Date, the form of which is attached hereto as Exhibit E-2.

         "REPRESENTATIVES" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "SUBSIDIARY" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock of other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

         "SUPPLY AGREEMENT" means the Component Supply Agreement, effective as of the Contribution Date, between GM and Delphi, a copy of which is attached hereto as Exhibit K-1.

         "THIRD-PARTY CLAIM" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.



                                    ARTICLE 2

                           CONTRIBUTION AND ASSUMPTION

         SECTION 2.01. Contribution of Assets.

             (a) Except as provided for in Section 2.01(c), on the Contribution Date, GM (i) hereby transfers (or causes its appropriate Subsidiaries and Representatives to transfer) the Delphi Assets in the following order: (A) all intellectual property to be transferred pursuant to the intellectual property agreements attached hereto as Exhibits G-1 through G-5, to DTI (except that all Delco Electronics Corporation intellectual property shall be transferred to DTI after GM has transferred its stock ownership interest in DTI to Delco Electronics Corporation), (B) its stock ownership interest in DTI to Delco Electronics Corporation, (C) its stock ownership interest in Delco Electronics Corporation to DAS LLC and (D) all other Delphi Assets located in the United States, including the ownership interests listed on Schedule E but excluding those listed on Schedule F, to either Delphi or DAS LLC, and (ii) will have transferred or shall transfer as promptly as reasonably practicable (or cause its appropriate Subsidiaries and Representatives to transfer) the Delphi Assets located outside of the United States and the ownership interests of the United States and foreign entities listed on Schedule F owning such Delphi Assets, to either Delphi, the Delphi International Subsidiary, or such other Subsidiary as Delphi may direct. Each of Delphi, the Delphi U.S. Subsidiaries and Delphi International Subsidiary shall receive and accept such Delphi Assets, subject to the terms and conditions of this Agreement. GM further transfers to Delphi on the Contribution Date but after the transfers described in clause (i) above, its membership interest in DAS LLC and its stock ownership interest in the Delphi International Subsidiary, effective as of the Contribution Date. Each of Delphi, the Delphi U.S. Subsidiaries and Delphi International Subsidiary acknowledges and agrees that the foregoing transfers will be made "AS IS WHERE IS" and that neither GM nor any Subsidiary of GM has made or will make any warranty, express or implied, including without limitation any warranty of merchantability of fitness for a particular purpose, with respect to any Delphi Asset.

             (b) On the Contribution Date, GM shall contribute to Delphi cash and/or cash equivalents in the aggregate amount of $1 billion. Additionally, GM shall contribute to Delphi such additional amounts as GM and Delphi agree, corresponding to the amounts Delphi will pay to GM (or an Affiliate of GM) in connection with the Canada and Brazil transactions described in Exhibits H-1 and H-2, respectively.

             (c) Notwithstanding any other provision of this Agreement, this Agreement shall not transfer or effect the assignment or assumption of any Assets or Liabilities of the Delphi Automotive Systems Business provided for in the agreements constituting Exhibits H-1 through H-110 referred to in Schedule A to this Agreement, except as such Assets and Liabilities shall be transferred and assumed on the dates and in accordance with the terms set forth herein and in such agreements.

         (d) GM and Delphi additionally shall comply with the terms of the letters from GM to Delphi, copies of which are attached hereto as Schedules G and H, which relate to the extension of eligibility for Delphi employees to participate in the GM Vehicle Purchase Programs.

         SECTION 2.02.     Assumption of Liabilities.

         (a) General. Effective as of the Contribution Date, each of Delphi and/or the Delphi U.S. Subsidiaries, as directed by Delphi, hereby assumes and on a timely basis shall pay, perform, satisfy and discharge in accordance with their terms the Delphi Liabilities relating to the operations of the Delphi Automotive Systems Business in the United States. Delphi International Subsidiary shall, and shall utilize its best efforts to recommend and encourage its respective Subsidiaries and Affiliates to, assume and on a timely basis pay, perform, satisfy and discharge in accordance with their terms, the Delphi Liabilities relating to the operations of the Delphi Automotive Systems Business outside of the United States.

         (b) Divested Business. Delphi shall, with respect to the businesses and operations divested by the Delphi Automotive Systems Business, assume all Liabilities of GM related thereto; provided, however, that Delphi shall not assume those Liabilities relating to operations divested by the Delphi Automotive Systems Business to the extent such Liabilities are expressly retained by GM pursuant to the terms of this Agreement or the Ancillary Agreements (including without limitation, the Employee Matters Agreement, the Environmental Matters Agreement and the Real Estate Matters Agreement) and the Liabilities assumed by Delphi shall include, without limitation, the obligation to satisfy all of the obligations of GM under the various agreements pursuant to which the Delphi Automotive Systems Business effected such divestitures (the "Divestiture Agreements"); provided, further, however, that notwithstanding the foregoing or any other provision of this Agreement or any Ancillary Agreement, responsibility for certain obligations relating to certain divestitures shall be allocated between the parties as set forth on Schedule I hereto.

         (c) Machinery and Equipment Leases Related to the Delphi Automotive Systems Business. The parties hereto hereby agree that to the extent that GM entered into a lease with a third party dated prior to the Contribution Date pursuant to which GM agreed to lease (i) machinery and/or equipment for use by the Delphi Automotive Systems Business and (ii) machinery and/or equipment for use by GM businesses other than the Delphi Automotive Systems Business, upon identification of any such lease, GM and Delphi will enter into a sublease with terms identical or as similar as possible to such original lease pursuant to which Delphi will sublease from GM that portion of the machinery and/or equipment used by the Delphi Automotive Systems Business covered under such original lease.

         (d) Nonrecurring Costs and Expenses. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of this Agreement or any Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.

         SECTION 2.03.     Methods of Transfer and Assumption.

         (a) The parties shall enter into the Ancillary Agreements, other than the IPO and Distribution Agreement and the Registration Rights Agreement, on or about the date of this Agreement. To the extent that the transfer of any Delphi Asset or the assumption of any Delphi Liability is expressly provided for by the terms of any Ancillary Agreement, the terms of such Ancillary Agreement shall determine the manner of the transfer or assumption. It is the intent of the parties that pursuant to Section 2.01, the transfer and assumption of all other Delphi Assets and Delphi Liabilities shall be made effective as of the Contribution Date, provided, however, that circumstances in various jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as the parties shall agree.

         (b) The parties intend to complete the transfer of all Delphi Assets and the assumption of all Delphi Liabilities effective on or prior to the Contribution Date but shall, subject to Section 4.03 hereof, and to the extent that any such transfers and assumptions are not completed prior to the Contribution Date, take all actions reasonably necessary or appropriate to complete such transactions as promptly thereafter as possible. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Contribution Date, there may exist (i) Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to Delphi or retained by GM or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by Delphi or not assumed by Delphi. The parties shall, between the Contribution Date and the earlier of the Distribution Date or six months from the Contribution Date, cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination of remedial actions contemplated herein to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Delphi. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

         (c) Each party shall execute and deliver to each other party all such documents, instruments, certificates and agreements in appropriate form, and to make all filings and recordings and to take all such other actions, as shall be necessary or reasonably requested by such other party, whether before or after the Contribution Date, in order to give full effect to and evidence and perfect the transfer and contribution of the Delphi Assets and the Delphi Liabilities as contemplated hereby. However, Delphi acknowledges and agrees that neither GM nor any Subsidiary of GM will comply with the provisions of any bulk transfer law of any jurisdiction in connection with the transfer of any Delphi Asset.

         (d) Any Subsidiary of Delphi that will receive any Delphi Asset or assume any Delphi Liability shall for all purposes be deemed to be a party to this Agreement.

         SECTION 2.04. Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party's rights under any such Asset or Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the "Intended Transferee") would not receive all such rights and responsibilities, then (x) the party purporting to make such transfer (the "Intended Transferor") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the benefits of any such Asset or Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Asset and (y) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement. To the extent that the Delphi Liabilities include liabilities, obligations or commitments pursuant to any contract, permit, license, franchise or other Asset to which Delphi also has any rights, GM shall, to the extent such asset is not a Delphi Asset, upon request by Delphi either assign such rights to Delphi or assert and seek to enforce such rights for the benefit of Delphi.

         SECTION 2.05.  Transition Services.

         (a) For a period of twelve months following the Contribution Date (the "Transition Period"), GM shall use its reasonable best efforts to provide, or cause its Affiliates to use their reasonable best efforts to provide, to Delphi or its Affiliates all Transition Services in the manner and at a relative level of service consistent in all material respects with that provided by GM or its Affiliates to the Delphi Automotive Systems Business immediately prior to the Contribution Date. Delphi shall use all commercially reasonable efforts to obtain all such Transition Services from a source other than GM and its Affiliates commencing upon the conclusion of the Transition Period; provided that, if (x) Delphi cannot obtain any Transition Service from a source other than GM and its Affiliates and (y) such Transition Service is necessary in order to operate the Delphi Automotive Systems Business in substantially the same manner as it was conducted immediately prior to the Contribution Date, then GM (or its Affiliates) shall provide such Transition Service to Delphi (or its Affiliates) for an additional period not to exceed six months. For the purpose of this Section 2.05, "Transition Services" means any services provided by GM, its Affiliates or their suppliers to the Delphi Automotive Systems Business immediately prior to the Contribution Date which Delphi reasonably identifies and requests in writing that GM provide to it during the Transition Period; provided that Transition Services expressly excludes any such services which shall be provided to Delphi or its Affiliates pursuant to the terms of other sections of this Agreement or any of the Ancillary Agreements; provided, further, that Transition Services expressly excludes any such services which GM would not be legally permitted to provide to a third party.

         (b) Notwithstanding anything contained in this Agreement or in any Ancillary Agreement to the contrary, except with respect to all services to be provided by GM to Delphi pursuant to the Financial Services Supply Agreement, the Commercial Travel Services Supply Agreement, any real estate leases and any health care services to be provided by GM to Delphi pursuant to the Employee Matters Agreement, for all Transition Services provided by GM (or its Affiliates) to Delphi (or its Affiliates) pursuant to section 2.05(a) above and for all other services to be provided by GM (or its Affiliates) to Delphi (or its Affiliates) pursuant to any of the Ancillary Agreements, Delphi shall pay to GM on or prior to the fifteenth day following the date of Delphi's receipt of an invoice related to the provision of such services (x) in the case of any Transition Service or any service to be provided pursuant to an Ancillary Agreement in which a payment amount or formula has not been set forth, an amount equal to the cost historically allocated to the Delphi Automotive Systems Business as of the Contribution Date for such service, adjusted to reflect any changes in the nature, cost or level of the services provided; provided that, if no cost has historically been allocated to the Delphi Automotive Systems Business for any Transition Service or for such other service, then Delphi shall pay to GM (i) that portion of the total cost borne by GM which GM would have allocated to Delphi under its internal allocation formula, plus (ii) any direct user charges or similar type charges resulting from Delphi's use or services which are not recouped by GM under the charges provided for in (i), plus (iii) any other reasonable charges necessary to make GM whole for the provision of such services or (y) in the case of any service to be provided pursuant to an Ancillary Agreement in which a payment amount or formula has been set forth, the amount owed pursuant to the terms of such Ancillary Agreement. Payments under this Section made on or after the first business day following the forty-fifth day after the date of Delphi's receipt of the invoice related to the provision of the relevant service shall be accompanied by a payment of interest to be calculated as follows:

Transitional Service (or other service) Payment x Prime Rate x Number of days late, to
                                                  ----------   the date of actual
                                                   365 days    payment.

As used in this Section 2.05(b), the "Prime Rate" shall mean to the prime rate as published in the Wall Street Journal on the first business day following the forty-fifth day after the date of Delphi's receipt of the invoice related to the provision of the relevant service.

         (c) Notwithstanding anything contained in this Agreement or in any Ancillary Agreement to the contrary, any charges to GM from outside suppliers for the provision of Transition Services or any other services provided pursuant to any Ancillary Agreement and any other costs which are attributable to the operation of Delphi other than incidental costs provided in connection with Transition Services or such other services which GM (or an Affiliate of GM) incurs shall be submitted by GM to Delphi for payment and, except as GM may otherwise agree in connection with any individual statement of charges which has been submitted to GM, Delphi hereby agrees to make payment therefor either (i) to such outside supplier in accordance with the payment terms of such outside supplier or (ii) where GM is required to pay such outside supplier, on or before the date on which GM notifies

Delphi it intends to make payment, or if GM does not provide such notice, immediately after GM provides notice to Delphi that GM has made such payment.

         (d) Notwithstanding anything to the contrary herein, Delphi shall be responsible for providing the transitional services agreed to by the parties (or, where no specific terms have been agreed to, then in accordance with the terms of Section 2.05(b) hereof) with respect to the businesses set forth on Schedule J hereto.


                                    ARTICLE 3

                              ANCILLARY AGREEMENTS

         (a) General. GM and Delphi acknowledge that the Ancillary Agreements, other than the IPO and Distribution Agreement and the Registration Rights Agreement, have been or will be entered into prior to the Contribution Date by the parties hereto and/or by their respective Subsidiaries. GM and Delphi shall take all steps reasonably necessary to cause their respective Subsidiaries and Affiliates to enter into and perform such Ancillary Agreements in accordance with their terms.

         (b) Priority. Except with respect to Sections 2.05 (b) and (c) above, to the extent that any Ancillary Agreement expressly addresses any matters addressed by this Agreement, including, without limitation, matters covered by
Article 2 and Article 5 hereof, the terms and conditions of such Ancillary Agreement shall govern the rights and obligations of the parties with respect to such matters.

         (c) Extensions of Transition Services. Delphi shall use all commercially reasonable efforts to obtain services provided to it by GM under the terms of the Ancillary Agreements relating to transitional services from a source other than GM. Certain Ancillary Agreements relating to transitional services provide that the parties may extend the transition service beyond the termination of the transition periods provided for therein. The parties expect that any such extension would be negotiated by GM and Delphi after the Distribution. In the event of an extension of any transitional service, GM and Delphi shall negotiate at arm's length the terms of any such extension, including fair market value pricing for all such services.



                                    ARTICLE 4

                                    COVENANTS


         SECTION 4.01. IPO and Distribution Agreement. GM and Delphi hereby agree to execute and deliver, on or before the IPO Effective Date, the IPO and Distribution Agreement, in form and substance substantially as set forth on Exhibit E-1 hereto, with such modifications to such form as the parties shall mutually deem reasonably necessary and desirable; provided, that GM shall be entitled in its sole and absolute discretion at any time and from time to time to make any modifications to the provisions thereof relating to the preservation of the tax-free nature of the Distribution or the tax-free nature of the transactions contemplated hereby as it shall reasonably deem necessary or desirable.

         SECTION 4.02. Registration Rights Agreement. GM and Delphi hereby agree to execute and deliver, on or before the IPO Effective Date, the Registration Rights Agreement, in form and substance substantially as set forth on Exhibit E-2 hereto, with such modifications to such form as the parties shall mutually deem reasonably necessary and desirable.

         SECTION 4.03. Delayed Asset Transfers. GM and Delphi hereby agree to use their best efforts and, where applicable, to cause their subsidiaries to use their best efforts to consummate the transactions contemplated by

Section 2.01(c) hereof and the other provisions hereof as and when contemplated in the relevant Ancillary Agreements.

                                    ARTICLE 5

                                 INDEMNIFICATION


         SECTION 5.01. Indemnification by Delphi. Delphi and each Subsidiary of Delphi which shall receive any Delphi Asset or Delphi Liability transferred pursuant to the terms of this Agreement and their respective successors-in-interest and assigns (the "Indemnifying Parties") shall jointly and severally indemnify, defend and hold harmless GM and each of its Subsidiaries and their respective successors-in-interest, and each of their respective past and present Representatives (the "Indemnitees") against any losses, claims, damages, liabilities or actions, resulting from, relating to or arising, whether prior to or following the Contribution Date, out of or in connection with (a) the Delphi Liabilities and/or (b) Delphi's conduct of its business and affairs after the Contribution Date and the Indemnifying Parties shall reimburse such entity, each such Subsidiary, each such successor-in-interest and each such Representative for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any such loss, claim, damage, liability or action.

         SECTION 5.02.  Indemnification Procedures.

         (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall promptly give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 5.02 shall not relieve any Indemnifying Party of its obligations under this Section 5.02, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 5.02 for any attorneys' fees or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are significantly different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would, in the reasonable judgment of the Indemnitee, be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this
Section 5.02 within the period of ten Business

Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

         SECTION 5.03.  Certain Limitations.

         (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of (A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

         (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section 5.03(b) and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

         (c) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Contribution Date.

                                    ARTICLE 6

                              ACCESS TO INFORMATION

         SECTION 6.01  Restrictions on Disclosure of Information.

         (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, for a period of three years following the Contribution Date, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the parties hereto and its respective Affiliates and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such party can demonstrate that such Confidential Information is or was (i) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, or (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information. Additionally, notwithstanding anything to the contrary herein, any Information provided by GM to Delphi or by Delphi to GM shall, except as hereafter agreed to in writing by the parties, not be deemed Confidential Information with respect to the use of such Information by Delphi in the ordinary course of Delphi's business or by GM in the ordinary course of GM's business, respectively.

         (b) Each of the parties hereto shall maintain, and shall cause their respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 6.01.

         SECTION 6.02. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.02. All expenses reasonably incurred by the disclosing party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 6.02, the disclosing party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

         SECTION 6.03. Access to Information. During the Retention Period (as defined in Section 6.04 below), each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates, Representatives, Subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, "Related Parties") to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all information (other than information which is (i) protected from disclosure by the attorney client privilege or work product doctrine, (ii) proprietary in nature or (iii) the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party) within such party's or any Related Party's possession which was created prior to the Contribution Date or, with respect to any information which would be relevant to the provision of a transitional service pursuant to this Agreement or any Ancillary Agreement, information created during the period in which one party is providing the other party with such transition service. Access to the requested information shall be provided so long as it relates to the requesting party's (the "Requestor") business, assets or liabilities, and access is reasonably required by the Requestor as a result of the parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Contribution Date.

         Access as used in this paragraph shall mean the obligation of a party in possession of Information (the "Possessor") requested by the Requestor to exert its reasonable best efforts to locate all requested Information that is owned and possessed by Possessor or any Related Party. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in the form it was requested by the Requestor. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor's expense.

         In connection with providing Information pursuant to this Section 6.03, each of the parties hereto shall upon the request of the other party make available its respective employees (and those of their respective Related Parties, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party.

         SECTION 6.04.  Record Retention.

         (a) Books and Records. Delphi shall preserve and keep all books and records included in the Delphi Assets or otherwise in the possession of Delphi or its Related Parties, whether in electronic form or otherwise, for no less than ten years from the Contribution Date, or for any longer period as may be required by any government agency, GM's record retention schedule effective as of the Contribution Date or as GM may subsequently notify Delphi that such schedule has been modified, litigation (including applicable "Litigation Holds"), law, regulation, audit or appeal of taxes, tax examination or the expiration of the periods described in Section 6.04 (c), where applicable (the "Retention Period") at Delphi's sole cost and expense. If Delphi wishes to dispose of any books and records or other documents which it is obligated to retain under this Section 6.04 after the Retention Period, then Delphi shall first provide 90 days' written notice to GM and GM shall have the right, at its option and expense, upon prior written notice within such 90-day period, to take possession of such books or records or other documents within 180 days after the date of Delphi's notice to GM hereunder. Written notice of intent to dispose of such books and records shall include a description of the books and records in detail sufficient to allow GM to reasonably assess its potential need to retain such materials. In the event Delphi enters into an agreement with a third party to sell a portion of its business, together with the books and records related thereto, GM shall have the right to duplicate such books and records prior to any such disposition and, should the purchaser of the Delphi business be a competitor of GM, GM shall have the right to prohibit the transfer or disclosure to such party of that portion of the former books and records of GM which GM notifies Delphi contain confidential and proprietary information. To the extent that books and records of GM or any of its Affiliates which contain information relating to the Delphi Automotive Systems Business are not included in the Delphi Assets, GM agrees to cooperate with Delphi in providing Delphi with any such information upon Delphi's reasonable request to the extent that any such information exists and is reasonably separable from GM information unrelated to the Delphi Automotive Systems Business. Delphi shall reimburse GM for all of its reasonable out-of-pocket costs incurred in connection with any such request.

         (b) Technical Documentation and Personnel. In addition to the retention requirements of Section 6.04(a), for a period no less than the Retention Period, Delphi, at its sole cost and expense, shall use its reasonable best efforts to maintain all technical documentation in its possession or in the possession of any of its Related Parties applicable to product design, test, release, and validation at locations at which such technical documents shall be reasonably accessible to GM upon request (at GM's sole cost and expense) and, to the extent reasonably possible, through employees of Delphi who formerly performed that task for GM. In addition to the obligations set forth in Section
6.05 hereof, Delphi shall, from time to time, at the reasonable request of GM, cooperate fully with GM in providing GM, to the extent reasonably possible through Delphi employees formerly employed by GM who previously performed the same functions on behalf of GM, with technical assistance and information in respect to any claims brought against GM involving the conduct of the Delphi Automotive Systems Business prior to the Contribution Date, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. GM shall reimburse Delphi for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with GM's policies and practices regarding such expenditures. Additionally, GM shall, from time to time, at the reasonable request of Delphi, cooperate fully with Delphi in providing Delphi, to the extent reasonably possible through applicable GM employees, with technical assistance and information in respect to any claims brought against Delphi involving the conduct of the Delphi Automotive Systems Business prior to the Contribution Date, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. Delphi shall reimburse GM for its reasonable out-of-pocket costs (travel, hotels, etc.) of providing such services, consistent with Delphi's policies and practices regarding such expenditures.

         In particular, Delphi shall: (i) retain all documents required to be maintained by international, national, state, provincial, regional or local regulations and all documents that may be reasonably required to establish due care or to otherwise assist GM in pursuing, contesting or defending such claims;
(ii) make available its documents and records in connection with any pursuit, contest or defense, including, subject to an appropriate confidentiality agreement or protective order, documents that may be considered to be "confidential" or subject to trade secret protection ; (iii) promptly respond to discovery requests in connection with such claim, understanding and acknowledging that the requirements of discovery in connection with litigation require timely responses to interrogatories, requests to produce, requests for admission and depositions and also understanding and acknowledging that any delays in connection with responses to discovery may result in sanctions; (iv) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to interfere materially with Delphi's business, mutually acceptable engineers, technicians or other knowledgeable individuals to assist GM in connection with such claim, including investigation into claims and occurrences described in this section and preparing for and giving factual and expert testimony at depositions, court proceedings, inquiries, hearings and trial; (v) make available facilities and exemplar parts for the sole and limited use of assisting GM in the contest or defense; and (vi) acknowledge that GM is responsible for and will control, as between GM and Delphi, the conduct of the pursuit, contest or defense.

         (c) Tax Related Records. GM and Delphi agree to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code, as well as by any similar provision of state or local income tax law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate, or (ii) the Final Determination has been made with respect to all issues related to the final Consolidated Tax Period.

         With respect to Non-Income Taxes, GM and Delphi agree to retain all Non-Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Federal, state or local law, until the later of (i) the expiration of the applicable statute of limitations for the tax period to which the records relate, or (ii) a Determination has been made with respect to all issues for the tax periods to which NITA applies.

         If either party wishes to dispose of any such records or documents after such retention period, then the procedure described in (a) above shall apply.

         SECTION 6.05. Production of Witnesses. Until the six-year anniversary of the Contribution Date, each of the parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved; provided, however, that with respect to any legal or administrative proceedings relating to the tax liability of any of the parties hereto or any of their respective Affiliates, each of the parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations have expired with respect to all tax years prior to and including the year in which the asset transfers contemplated by this Agreement are consummated.

         SECTION 6.06. Reimbursement. Unless otherwise provided in this Article 6, each party to this Agreement providing access, information or witnesses to another party pursuant to Sections 6.03, 6.04 or 6.05 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.


                                    ARTICLE 7

                          CERTAIN CLAIMS AND LITIGATION


         Section 7.01.  Product Liability Claims.

         (a) Applicability. GM and Delphi agree to the allocation of liability for all claims and causes of action, however presented, alleging that parts, components or systems that have been (i) manufactured by the Delphi Automotive Systems Business or Delphi or its Affiliates, or (ii) manufactured by a third party, whether sold or otherwise supplied separately, or incorporated into components or systems of Delphi or its Affiliates, in each case, which have been sold or otherwise supplied by the Delphi Automotive Systems Business, Delphi or its Affiliates to GM, its Affiliates or customers of Delphi other than GM or its Affiliates (the foregoing collectively constituting "Delphi Products") have caused or been alleged to cause personal inuries, injuries to property or other damages as set forth in this Section 7.01. The provisions in this Section 7.01 cover claims which include but are not limited to the following types of claims: claims premised on theories of negligence, strict liability, express or implied warranties of merchantability, fitness for ordinary use and/or compliance with reasonable consumer expectations, failure to issue adequate warnings, negligent and/or intentional misrepresentation, negligent and/or intentional infliction of emotional distress, failure to provide replacement and/or retrofit parts, and failure to conduct a recall or adequately conduct a recall that has been issued. The provisions set forth in this Section 7.01 apply to claims for compensatory damages as well as all claims for punitive or exemplary damages and all claims for defective design as well as all claims for defective manufacture.

         (b) Parts Components or Systems Manufactured by the Delphi Automotive Systems Business Prior to January 1, 1999.

                  (i) As between GM and Delphi, Delphi shall assume the defense of all such claims involving Delphi Products sold or otherwise supplied prior to January 1, 1999 to customers other than GM or an Affiliate or Subsidiary of GM. Delphi shall indemnify, defend and hold harmless GM and its Affiliates against any and all such claims. Delphi shall reimburse GM and its Affiliates for any reasonable attorneys' fees or other expenses reasonably incurred by GM subsequent to December 31, 1998 in connection with investigating and/or defending against any such claim.

                  (ii) GM shall retain and/or assume the defense of all such claims involving parts, components or systems manufactured by the Delphi Automotive Systems Business prior to January 1, 1999 and sold or otherwise supplied to GM or its Affiliates before, on, or after January 1, 1999. GM shall indemnify, defend and hold harmless Delphi and its Affiliates against any and all such claims. GM shall reimburse Delphi and its Affiliates for any reasonable attorneys' fees or other expenses reasonably incurred by Delphi or its Affiliates subsequent to December 31, 1998 in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that GM is required to provide pursuant to this paragraph.

         (c) Parts, Components or Systems Manufactured, Sold or otherwise Supplied by Delphi on or Subsequent to January 1, 1999.

                  (i) Delphi shall defend GM and its Affiliates against all claims involving (A) parts, components or systems manufactured by Delphi or its Affiliates which on or subsequent to January 1, 1999 are sold or otherwise supplied to customers other than GM or its Affiliates; and (B) parts, components or systems acquired by the Delphi Automotive Systems Business or Delphi or its Affiliates from suppliers thereto other than GM or its Affiliates and sold or otherwise supplied by Delphi or its Affiliates on or subsequent to January 1, 1999 to customers other than GM or its Affiliates. Delphi or its Affiliates shall indemnify, defend and hold harmless GM and its Affiliates against any and all such claims. Delphi or its Affiliates shall reimburse GM and its Affiliates for any reasonable attorneys' fees or other expenses reasonably incurred by GM and its Affiliates in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that Delphi and its Affiliates are required to provide pursuant to this paragraph.

                  (ii) The rights, obligations and liabilities of GM and Delphi with respect to claims involving parts, components or systems manufactured by Delphi or its affiliates subsequent to December 31, 1998 which are sold by Delphi or its Affiliates to GM or its Affiliates shall be determined according to the terms of the agreements relating to such sale.

         (d) Recall and Warranty Campaigns. Claims of GM or its Affiliates against the Delphi Automotive Systems Business in the nature of warranty and recall campaigns relating to parts, components or systems sold by the Delphi Automotive Systems Business to GM or its Affiliates (regardless of when or by whom manufactured (but excluding parts or systems manufactured by GM or its Affiliates)) which arise prior to or after the Contribution Date shall be determined according to the terms of the agreements relating to the sale of such parts, components or systems, all of which agreements are assumed by Delphi and its Affiliates pursuant to the terms of the Supply Agreement.

         (e) Notice. GM and Delphi agree that in the case of claims covered by either paragraphs (b) or (c) above, the party receiving such a claim will notify the other party within 30 days of receipt of written notice of the claim. Thereafter, the party being notified of the claim shall have 30 days to respond. The party first receiving such a claim shall take all reasonable action necessary to defend against the claim including, but not limited to, responding to court ordered deadlines before the expiration of the time for response.

         Section 7.02.  General Litigation.

         (a) Claims to Be Transferred to Delphi. On the Contribution Date, the legal responsibilities for the claims identified on Schedule K shall be transferred in their entirety from GM to Delphi. As of the Contribution Date and thereafter, Delphi shall assume the defense of these claims. Delphi shall indemnify, defend and hold harmless GM against these claims. Delphi shall reimburse GM for any reasonable attorneys fees and all other expenses reasonably incurred by GM subsequent to the Contribution Date in connection with investigating and/or defending against any such claim, including reimbursement for any services provided by members of the GM Legal Staff.

         (b) Claims to be Defended by GM at Delphi's Expense. GM shall defend the claims identified in Schedule L; provided, however, that (i) Delphi shall indemnify and hold harmless GM against any judgments entered against GM on the claims identified on Schedule L or settlements of the claims identified on Schedule L, provided that GM may not compromise or settle any such claim without the prior written consent of Delphi, which shall not be unreasonably withheld or delayed, (ii) GM shall promptly compromise or settle claim(s) identified on Schedule L if Delphi so directs, (iii) GM shall promptly permit Delphi to assume responsibility for the defense of the claims identified on Schedule L if Delphi so requests and (iv) Delphi shall reimburse GM for any reasonable attorneys' fees and all other expenses reasonably incurred by GM subsequent to the Contribution Date in connection with defending against the claims identified on Schedule L, including reimbursement for any services provided by members of the GM Legal Staff.

         (c) Claims for which GM will Retain Liability. GM shall defend the claims identified on Schedule M and shall indemnify and hold harmless Delphi against any judgments entered against Delphi on the claims identified in Schedule M or settlements of the claims identified on Schedule M. GM shall reimburse Delphi for any reasonable attorneys' fees and all other expenses reasonably incurred by Delphi subsequent to the Contribution Date in connection with defending against the claims identified on Schedule M, including reimbursement for any services provided by members of the Delphi Legal Staff.

         Section 7.03.  Employment Related Claims.

         (a) Claims to Be Transferred to Delphi. On the Contribution Date, the legal responsibilities for the claims identified on Schedule N shall be transferred in their entirety from GM to Delphi. Thereafter, Delphi shall assume the defense of these claims. Delphi shall indemnify, defend and hold harmless GM against these claims. Delphi shall reimburse GM for any reasonable attorneys' fees and all other expenses reasonably incurred by GM subsequent to the Contribution Date in connection with investigating and/or defending against any such claim, including reimbursement for any services provided by members of the GM Legal Staff.


         (b) Claims to be Jointly Defended by GM and Delphi. GM and Delphi shall jointly defend the claims identified in Schedule O; provided, however, that (i) Delphi shall indemnify and hold harmless GM against any judgments entered against GM on the claims identified in Schedule O or settlements of the claims identified in Schedule O, provided that GM may not compromise or settle any such claim regarding employees of Delphi without the prior consent of Delphi, which consent shall not be unreasonably withheld or delayed and (ii) Delphi and GM shall split the attorneys' fees and all other expenses reasonably incurred subsequent to the Contribution Date in connection with defending against the unemployment claims identified in Schedule O based on the number of hourly employees of each organization that are claimants in the litigation.

         (c) Unscheduled Claims. Delphi will have financial responsibility for employment related claims regarding all Delphi Employees and Delphi Terminated Employees (as those terms are defined in the Employee Matters Agreement, a copy of which is attached hereto as Exhibit B-1) whether incurred before or after the Contribution Date. If a claim is not scheduled, Delphi and GM shall mutually determine whether the claim is treated under Paragraph (a) or
(b) above. Responsibility for new U.S. claims will be treated in the same manner. Notwithstanding the above, U.S. claims for pension and welfare benefits from salaried employees who retire on or before the Contribution Date, and hourly employees who retire on or before October 1, 1999 shall remain the responsibility of GM.

         Section 7.04. Cooperation. GM and Delphi and their respective Affiliates shall cooperate with each other in the defense of any and all claims covered under this Article 7 and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend these claims as set forth in Article 6 of this Agreement. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of Section 6.06 of this Agreement. The obligations set forth in this paragraph are more clearly defined in Section 6.01 through and including 6.06 of this Agreement, to which reference is hereby made.


                                    ARTICLE 8

                                INSURANCE MATTERS

         SECTION 8.01  Delphi Insurance Coverage During  the Transition Period.

         (a) Throughout the period beginning on the Contribution Date and ending on the earlier of the Distribution Date or the first anniversary of the Contribution Date (i.e., the "Insurance Transition Period"), GM shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of Delphi or any of its Affiliates, directors, officers, employees or other covered parties (collectively, the "Delphi Covered Parties") which are comparable to those maintained generally by GM; provided, however, that this provision shall not apply to insurance applicable to employees and/or beneficiaries relating to benefits provided under ERISA governed benefit plans or to Personal Umbrella Liability Insurance; provided, further, however, that if GM determines that (i) the amount or scope of such coverage will be reduced to a level materially inferior to the level of coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, GM shall give Delphi notice of such determination as promptly as practicable. Upon notice of such determination, Delphi shall be entitled to no less than 60 days to evaluate its options regarding continuance of coverage hereunder and may cancel all or any portion of such coverage as of any day within such 60 day period. Except as provided below, during the Insurance Transition Period, such policies of insurance shall cover Delphi Covered Parties for liabilities and losses insured prior to the Contribution Date. To the extent of any self insured or other loss retentions with respect to insurance policies in force, Delphi shall, during the Insurance Transition Period, be solely responsible for any losses, damages and related expenses, not included in GM insurance program expense allocations to Delphi, incurred by itself or Delphi Covered Parties within such loss or retentions and shall not seek reimbursement or indemnification thereof from GM.

         (b) GM will use all commercially reasonable efforts to assist Delphi Covered Parties in asserting claims under applicable insurance policies, and shall adjust such policies, as necessary and practicable, to provide for Delphi and GM recoveries consistent with their respective interests and shall not unduly favor one insured party over another.

         (c) Delphi shall promptly pay or reimburse GM, as the case may be, for premium expenses, and Delphi Covered Parties shall promptly pay or reimburse GM for any costs and expenses which GM may incur in connection with the insurance coverages maintained pursuant to this Section 8.01, including but not limited to any subsequent premium adjustments. All payments and reimbursements by Delphi and Delphi Covered Parties to GM shall be made within fifteen (15) days after Delphi's receipt of an invoice from GM. Late payments shall bear interest at the Prime Rate (as defined in Section 2.05(b) hereof) and shall be paid in accordance with the terms relating to payments of interest set forth in
Section 2.05(b) of this Agreement.

         (d) To the full extent permitted by contract and law, the control and administration of such insurance policies, including claims against insurance policies and any modifications to terms or conditions of insurance policies, shall remain with GM (except that any such action taken by GM shall treat fairly all insured parties and their respective claims and shall not unduly favor one insured party over another). Delphi and Delphi Covered Parties shall make all reasonable efforts to facilitate GM's control and administration of such policies.

         (e) GM's insurance policies shall be applicable to Delphi losses, as follows: (i) with respect to any insurance policies where coverage is provided on a "claims-made" or "occurrences reported" basis, any events, acts or omissions which may give rise to insured losses, or damages which give rise to claims thereunder, must have occurred and notice given to GM prior to expiration of the Insurance Transition Period; (ii) with respect to other types of insurance policies, including those provided on an "occurrence" basis, any events, acts or omissions giving rise to any insured losses or damages must have occurred prior to expiration of the Insurance Transition Period; and (iii) with respect to all claims under all insurance policies, coverage for events, acts or omissions shall be interpreted consistent with the terms of such policies and the intent of subparagraphs (i) and (ii) above.

         (f) With respect to claims comprehended by the insurance policies, GM and Delphi shall control the investigation, defense and settlement of all claims as provided for in Article 7 of this Agreement; provided, however, that Delphi may not effect any settlement with respect to any such claim without GM's prior written consent (which consent shall not be unreasonably withheld or delayed) unless such settlement (i) will have no direct impact on GM's future insurance recoveries under relevant insurance policies, and (ii) will require that only Delphi or Delphi Covered Parties, and not GM or its insurers, assume financial responsibility for the settlement (under applicable deductibles or self-insured retentions), any related expenses and/or any subsequent premium adjustments.


         SECTION 8.02. Delphi Insurance Coverage After The Insurance Transition Period. From and after expiration of the Insurance Transition Period, except as provided herein, Delphi, and Delphi alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from GM's insurance programs. Notwithstanding the foregoing, (a) GM, upon the request of Delphi, shall use all commercially reasonable efforts to assist Delphi in the transition to its own separate insurance programs from and after the Insurance Transition Period, and shall provide Delphi with any information that is in the possession of GM and is reasonably available and necessary to either obtain insurance coverages for Delphi or to assist Delphi in preventing unintended self-insurance, in whatever form, (b) each of GM and Delphi, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries from claims made under any insurance policy for the benefit of any insured party; and (c) neither GM nor Delphi, nor any of their Affiliates, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy.


                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.01. Entire Agreement. This Agreement, including all the Ancillary Agreements and all other Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof, other than with respect to the Cash and Debt Management Agreement, dated as of December 22, 1998, among the Corporate Sector of GM, the Global Automotive Sector of GM and the Delphi Automotive Systems Sector of GM.

         SECTION 9.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         SECTION 9.03. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to GM:

                  c/o General Motors Corporation
                  3031 West Grand Blvd.
                  Detroit, MI  48202
                  Attention:  Warren G. Andersen
                  Telecopy:  (313) 974-0685

 if to Delphi, the Delphi U.S. Subsidiaries or Delphi International Subsidiary:

                  c/o Delphi Automotive Systems Corporation
                  5725 Delphi Drive
                  Troy, MI  48098
                  Attention:  General Counsel
                  Telecopy: 248-813-2523


or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         SECTION 9.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each Subsidiary and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Article 5 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

         SECTION 9.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         SECTION 9.07. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto. The Schedules and Exhibits attached hereto or referred to herein are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein.

         SECTION 9.08. Dispute Resolution. Except as otherwise set forth in the Ancillary Agreements, resolution of any and all disputes arising from or in connection with this Agreement (excluding matters related to the Supply Agreement), whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 9.08. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by first delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the other parties providing reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all parties involved in such Dispute. If, after such mediation, the parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Detroit, Michigan by three arbitrators acting by majority vote (the

"Panel") selected by agreement of the parties not later than ten (10) days after the delivery of the recommendation provided by the mediator as described above or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

         SECTION 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 9.11. Amendment. No change or amendment will be made to this Agreement or the Ancillary Agreements except by an instrument in writing signed on behalf of each of the parties to such agreement.

         SECTION 9.12. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements, and (d) this Agreement and each Ancillary Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         SECTION 9.13. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. After the Contribution Date, the Delphi Automotive Systems Business shall be deemed to no longer exist and all references made herein to Delphi as a party which operate as of a time following the Contribution Date, shall be deemed to refer to Delphi, the Delphi U.S. Subsidiaries and Delphi International Subsidiary as a single party.

                                     ******








                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                           GENERAL MOTORS CORPORATION





                          By:  /s/ G. Richard Wagoner
                              ----------------------------------
                              Name:  G. Richard Wagoner
                              Title: President and Chief Operating Officer


                          DELPHI AUTOMOTIVE SYSTEMS CORPORATION





                          By: /s/ J.T. Battenberg, III
                              ----------------------------------
                              Name:  J.T. Battenberg, III
                              Title: Chairman, Chief Executive Officer and
                                     President


                          DELPHI AUTOMOTIVE SYSTEMS LLC





                          By: /s/ J.T. Battenberg, III
                              ----------------------------------
                              Name:  J.T. Battenberg, III
                              Title: Chief Executive Officer and
                                     President


                          DELPHI TECHNOLOGIES, INC.





                          By: /s/ Andrew Brown, Jr
                              ----------------------------------
                              Name:  Andrew Brown, Jr.
                              Title: President


                          DELPHI AUTOMOTIVE SYSTEMS (HOLDING), INC.





                          By: /s/ John P. Arle
                              ----------------------------------
                              Name:  John P. Arle
                              Title: President